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                                                              File No. 333-65474
                                                     Filed under Rule 424 (b)(3)


                             PROSPECTUS SUPPLEMENT

                      To Prospectus dated August 16, 2001

                       THE ASHTON TECHNOLOGY GROUP, INC.
                                  __________


     This prospectus supplement supplements the prospectus dated August 16, 2001, relating to the resale of up to 7,500,000 shares of our common stock, par value $0.01 per share, by Jameson Drive LLC, the selling stockholder. The prospectus was filed as part of our registration statement on Form S-2 (No. 333-65474).

     No dealer, salesperson or any other person has been authorized to give any information or make any representations not contained in this prospectus supplement or the prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us or the selling stockholders. This prospectus supplement and the prospectus do not constitute an offer to sell, or a solicitation of an offer to buy, any securities to any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this prospectus supplement or the prospectus nor any sale made hereunder or thereunder shall, under any circumstance, create any implication that the information contained herein or therein is correct as of any time subsequent to the date hereof.

Equity Line Transaction

     On November 20, 2001, we completed the sale of 2,971,698 shares of our common stock for gross proceeds of $234,467 pursuant to the terms of the securities purchase agreement with Jameson Drive LLC. Since the date of the prospectus, we have drawn down aggregate gross proceeds of $1,434,467 on the equity line by selling a total of 7,500,000 shares of our common stock to Jameson. We have issued all of the 7,500,000 shares that were registered on Form S-2 (No.333-65474), to which this prospectus supplement relates.

     On September 25, 2001, we obtained our stockholders' approval to issue an undetermined number of shares under the securities purchase agreement with Jameson, which provides for the sale of up to $15 million worth of our common stock, as we request it, over a two year period.



                               November 20, 2001

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